Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134623, 333-134559, 333-120678, 333-119371, 333-109734, 333-103660, 333-108023, 333-75862, 333-64943, 333-32186 and 333-123152) and Form S-8 (Nos. 333-136937, 333-118065, 333-106388, 333-101908, 333-99739, 333-65385, 333-65383, 333-60168, 333-60152, 333-54140, 333-49522, 333-32178, 333-25707, 333-124210, 333-126225, 333-132248 and 333-136937) of Cubist Pharmaceuticals, Inc of our report dated March 1, 2007 relating to the financial statements, financial statements schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 1, 2007